Exhibit 99.1

Walker & Dunlop Reports EPS of $0.66 on

Record Transaction Volume of $4.9 Billion

•	Total transaction volume of $4.9 billion, up 58% from Q3 '14
•	Record total revenues of $120.8 million, up 23% from Q3 '14
•	Net income of $20.3 million, or $0.66 per diluted share, up 34% from Q3 '14
•	Adjusted EBITDA[1] of $31.0 million, up 50% from Q3 '14
•	Servicing portfolio of $47.8 billion at September 30, 2015

Bethesda, MD – November 4, 2015 – Walker & Dunlop, Inc. (NYSE: WD) (the “Company”) reported today third quarter 2015 net income of $20.3 million or $0.66 per diluted share, a 34% increase from third quarter 2014 net income of $15.1 million, or $0.47 per diluted share.  Total revenues were $120.8 million for the third quarter 2015, a 23% increase over the third quarter 2014.  Adjusted EBITDA for the third quarter 2015 was $31.0 million compared to $20.7  million for the third quarter 2014, a 50% increase.

"Walker & Dunlop is benefitting from the wave of commercial real estate refinancing and the heightened volume of commercial real estate investment taking place today," said Willy Walker, Chairman and CEO of Walker & Dunlop.  "The strength of our GSE lending and record brokered originations, together with our new investment sales platform, brought our total transaction volume for the quarter to an all-time high of $4.9 billion.  We achieved this record volume as the amount of multifamily debt outstanding rose above $1 trillion for the first time ever, making it by far the largest commercial real estate asset class in the United States.  We head towards 2016 with considerable macroeconomic tailwinds, one of the very best teams in the industry, and a proven track record of growth both organically and through acquisition."

OPERATING RESULTS

TOTAL REVENUES were $120.8 million for the third quarter 2015 compared to $98.1 million for the third quarter 2014, a 23% increase. The increase was driven by the 58%  growth in total transaction volume, which included a 13% increase in lending with Fannie Mae and Freddie Mac.  Within the components of revenues, mortgage banking gains increased 12% to $70.8 million, servicing fees increased 17% to $29.3 million, net warehouse interest income increased 36% to $6.9 million and other revenues increased 254% to $12.6 million.  The increase in other revenues was driven by  $4.7 million in revenue earned on investment sales volume,  $4.3 million in prepayment fee income and $3.0 million in assumption fees received during the third quarter 2015.

GAINS FROM MORTGAGE BANKING ACTIVITIES for the third quarter 2015 were $70.8 million compared to $63.3 million for the third quarter 2014, a 12% increase.   This increase was primarily driven by the substantial growth in loan originations coupled with an increase in the weighted average servicing fee on Fannie Mae loans originated during the quarter. LOAN ORIGINATION FEES were $37.0 million for the third quarter 2015 compared to $35.4 million for the third quarter 2014, a 4% increase. GAINS ATTRIBUTABLE TO MORTGAGE SERVICING RIGHTS (“MSRs”) were $33.8 million for the third quarter 2015 compared to $27.8 million for the third quarter 2014, a 21% increase.

NET WAREHOUSE INTEREST INCOME, which includes interest earned on loans held for sale and our on balance sheet interim loan portfolio, was $6.9 million for the third quarter 2015, a 36% increase over $5.0 million for the third quarter 2014.  The increase was driven by the growth in the average balance of loans held for sale and loans held for investment.

TOTAL EXPENSES were $87.3 million for the third quarter 2015 compared to $73.6 million for the third quarter 2014, a 19% increase.  The increase in total expenses was primarily due to an increase in personnel costs on the strength of our total transaction volume, as well as an increase in amortization and depreciation expense. Personnel expense for the third quarter 2015 was $49.3 million, an increase of 18% from $41.9 million for the third quarter 2014.  Although fixed compensation costs have increased following the acquisitions of certain assets of Johnson Capital and Engler Financial Group, and our variable compensation costs have increased due to greater commission, personnel expense as a percentage of total revenues decreased to 41%  in the third quarter 2015 from 43% during the third quarter 2014.  Amortization and depreciation expense increased $5.8 million due to a combination of increased amortization expense associated with the growth of our servicing portfolio, and a $2.9 million increase in write-offs associated with the early prepayment of loans in our servicing portfolio.

OPERATING MARGIN was 28% for the third quarter 2015 up from 25% for the third quarter 2014.  The increase in operating margin was driven by the scale of our loan origination business, as total revenues grew 23% while total expenses grew only 19%.

ADJUSTED EBITDA was $31.0 million for the third quarter 2015 compared to $20.7 million for the third quarter 2014, a 50% increase. The increase was driven by significant growth in our cash earnings such as servicing fees, investment sales revenues, prepayment fee income, loan assumption fees and net interest income, partially offset by the aforementioned increase in personnel expenses.

ANNUALIZED RETURN ON EQUITY was 18% for the third quarter 2015 up from 15% for the third quarter 2014, driven by the year-over-year increase in net income.

TOTAL TRANSACTION VOLUME

TOTAL TRANSACTION VOLUME, which includes loan originations and investment sales volume, was $4.9 billion.

LOAN ORIGINATION VOLUME was $4.1 billion for the third quarter 2015 compared to $3.1 billion for the third quarter 2014, a 32% increase.  Loan originations with Fannie Mae and Freddie Mac were both $1.3  billion representing increases of 7% and 19% from the third quarter 2014, respectively.  Brokered loan originations totaled $1.3 billion,  the group’s largest quarterly volume in the Company’s history and a  146% increase from the third quarter 2014.  HUD loan originations totaled $109.8 million, a 32% decrease from the third quarter 2014. Interim loan originations totaled $30.0 million, a 64%  decrease from the third quarter 2014. Originations for the Company’s CMBS partnership were $56.7 million for the third quarter 2015 compared to $49.8 million for the same quarter last year, a 14% increase.

INVESTMENT SALES VOLUME was $824.7 million for the third quarter 2015, its first full quarter operating on the Company’s platform.

SERVICING PORTFOLIO

The SERVICING PORTFOLIO totaled $47.8  billion at September 30, 2015, a 16% increase from $41.2 billion at September 30, 2014. During the preceding 12 months, $6.6 billion in net loans were added to the servicing portfolio, the majority of which were Fannie Mae and Freddie Mac loans. The portfolio maintained a weighted average remaining term of 10 years and had a WEIGHTED AVERAGE SERVICING FEE of 25 basis points. SERVICING FEES were $29.3 million for the third quarter 2015 compared to $25.0 million for the third quarter 2014, a 17% increase, driven by the growth in the portfolio.

CREDIT QUALITY AND RISK-SHARING OBLIGATIONS

The Company’s AT RISK SERVICING PORTFOLIO, which is comprised of loans subject to a defined risk-sharing formula, was $18.8  billion at September 30, 2015 compared to $16.1 billion at September 30, 2014.  The Company's at risk servicing portfolio continues to demonstrate exceptional credit performance, as there were no 60+ DAY DELINQUENCIES at September 30, 2015 or 2014.

THE PROVISION FOR RISK-SHARING OBLIGATIONS associated with loans in the at risk servicing portfolio was zero for the third quarter 2015 compared to $1.2 million for the third quarter 2014. There were no NET WRITE-OFFS for the third quarter 2015 compared to $2.1 million for the third quarter 2014. Net write-offs represent the settlement of the Company’s guaranty obligations related to losses provisioned for in prior periods.

The on-balance sheet INTERIM LOAN PORTFOLIO, which is comprised of loans for which we have full risk of loss, was $347.3 million at September 30, 2015 compared to $207.2 million at September 30, 2014.  Although all of our interim loans are current and performing, the Company provides a general reserve for potential losses.  For the third quarter 2015, the provision for loan losses was $0.1 million compared to a  $0.3 million provision for loan losses  for the third quarterthird quarter 2014.

YEAR-TO-DATE RESULTS

TOTAL TRANSACTION VOLUME for the nine months ended September 30, 2015 was $13.1 billion compared to $7.1 billion for the same period last year, an 84% increase.

TOTAL REVENUES for the nine months ended September 30, 2015 were $346.8 million compared to $248.2 million for the same period last year, a 40% increase.  The increase in total revenues was largely driven by a 68% increase in LOAN ORIGINATION VOLUME from $7.1 billion to $11.9 billion, which also contributed to a 42% increase in GAINS FROM MORTGAGE BANKING ACTIVITIES to $213.5 million. Total revenues also benefited from increases in servicing fees,  net interest income received on both loans held for sale and the interim loan portfolio, investment sales revenue from our newly acquired business, and prepayment fee income associated with the early payoff of loans in our servicing portfolio.

TOTAL EXPENSES for the nine months ended September 30, 2015 were $245.3 million compared to $190.8 million for the nine months ended September 30, 2014, an increase of 29%.  The increase in total expenses was due primarily to increased personnel expenses and amortization and depreciation costs. Personnel expenses have increased following our acquisitions of certain assets of Johnson Capital and Engler Financial Group and as a result of greater commissions and bonus expenses resulting from strong total transaction volume and financial performance. Personnel expenses as a percentage of total revenues for the nine months ended September 30, 2015 were 39% compared to 40% for the same period last year. Amortization and depreciation increased $16.4 million due to increased amortization of the growing servicing portfolio, and an additional $8.0 million from the write-off of loans in that portfolio following early payoff.

OPERATING MARGIN for the nine months ended September 30, 2015 was 29% compared to operating margin of 23% for the same period last year. Increased scale in our business year over year provided a lift to operating margin, as revenues have grown 40% while expenses have increased only 29%.

NET INCOME for the nine months ended September 30, 2015 was $61.7 million, or $1.99 per diluted share, compared to net income of $35.2 million, or $1.08 per diluted share, for the same period last year, a 75% increase.

ADJUSTED EBITDA was $95.3 million for the nine months ended September 30, 2015 compared to $61.4 million for the same period last year, a 55% increase.  The increase was driven by significant growth in our cash earnings such as origination fees, servicing fees, investment sales revenue, prepayment fee income, loan assumption fees and net interest income, partially offset by the aforementioned increase in personnel expenses.

1  Adjusted EBITDA is a non-GAAP financial measure the Company presents to help investors better understand our operating performance.  For a reconciliation of adjusted EBITDA to net income, refer to the sections of this press release below titled “Non-GAAP Financial Measures” and “Adjusted Financial Metric Reconciliation to GAAP.”

Conference Call Information

The Company will host a conference call to discuss its quarterly results on Wednesday, November 4, 2015 at 8:30 a.m. Eastern time. Analysts and investors interested in participating are invited to call (888)  632-3382 from within the United States or (785) 424-1677 from outside the United States and are asked to reference the Conference ID: WDQ315. A simultaneous webcast of the call will be available on the Investor Relations section of the Walker & Dunlop website at http://www.walkerdunlop.com. Presentation materials, related to the conference call, will be posted to the Investor Relations section of the Company’s website prior to the call.

A telephonic replay of the call will also be available from approximately 11:00 a.m. Eastern time November 4, 2015 through November 18, 2015. Please call (800) 839-2488 from the United States or (402) 220-7224 from outside the United States. An audio replay will also be available on the Investor Relations section of the Company’s website, along with the presentation materials.

About Walker & Dunlop

Walker & Dunlop (NYSE: WD), headquartered in Bethesda, Maryland, is one of the largest commercial real estate finance companies in the United States providing financing and investment sales  to owners of multifamily and commercial properties. Walker & Dunlop, which is included in the S&P SmallCap 600 Index, has over 500 professionals in 24 offices across the nation with an unyielding commitment to client satisfaction.

Non-GAAP Financial Measures

To supplement our financial statements presented in accordance with United States generally accepted accounting principles (GAAP), the Company uses adjusted EBITDA, a non-GAAP financial measure. The presentation of adjusted EBITDA financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. When analyzing our operating performance, readers should use adjusted EBITDA in addition to, and not as an alternative for, net income. Adjusted EBITDA represents net income before income taxes, interest expense on our term loan facility, and amortization and depreciation, adjusted for provision for credit losses net of write-offs, stock-based incentive compensation charges, and non-cash revenues such as gains attributable to MSRs. Because not all companies use identical calculations, our presentation of adjusted EBITDA may not be comparable to similarly titled measures of other companies. Furthermore, adjusted EBITDA is not intended to be a measure of free cash flow for our management’s discretionary use, as it does not reflect certain cash requirements such as tax and debt service payments. The amounts shown for adjusted EBITDA may also differ from the amounts calculated under similarly titled definitions in our debt instruments, which are further adjusted to reflect certain other cash and non-cash charges that are used to determine compliance with financial covenants.

We use adjusted EBITDA to evaluate the operating performance of our business, for comparison with forecasts and strategic plans, and for benchmarking performance externally against competitors. We believe that this non-GAAP measure, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analyses; and

•	a better understanding of how management plans and measures the Company’s underlying business.

We believe that adjusted EBITDA has limitations in that it does not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and that adjusted EBITDA should only be used to evaluate the Company’s results of operations in conjunction with net income. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income. We compensate for the limitations of this non-GAAP financial measure by relying upon GAAP results to gain a complete picture of our performance.

For more information on adjusted EBITDA, refer to the section of this press release below titled “Adjusted Financial Metric Reconciliation to GAAP.”

Forward-Looking Statements

Some of the statements contained in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as ''may,'' ''will,'' ''should,'' ''expects,'' ''intends,'' ''plans,'' ''anticipates,'' ''believes,'' ''estimates,'' ''predicts,'' or ''potential'' or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this press release reflect our current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed or contemplated in any forward-looking statement.

While forward-looking statements reflect our good faith projections, assumptions and expectations, they are not guarantees of future results. Furthermore, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law. Factors that could cause our results to differ materially include, but are not limited to: (1) general economic conditions and multifamily and commercial real estate market conditions, (2) regulatory and or legislative changes to Freddie Mac, Fannie Mae or HUD, (3)  our ability to retain and attract loan originators and other professionals, and (4) changes in federal government fiscal and monetary policies, including any constraints or cuts in federal funds allocated to HUD for loan originations.

For a further discussion of these and other factors that could cause future results to differ materially from those expressed or contemplated in any forward-looking statements, see the section titled ''Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, as it may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the SEC.  Such filings are available publicly on our Investor Relations web page at www.walkerdunlop.com.

Contacts:

Investors:	Media:
Claire Harvey	Susan Weber
Vice President, Investor Relations	Senior Vice President, Marketing
Phone: 301/634-2143	Phone: 301/215-5515
charvey@walkerdunlop.com	sweber@walkerdunlop.com

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

(In thousands, except per share data)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Cash and cash equivalents	$60,163	$113,354
Restricted cash	7,726	13,854
Pledged securities, at fair value	71,042	67,719
Loans held for sale, at fair value	1,101,772	1,072,116
Loans held for investment, net	344,897	223,059
Servicing fees and other receivables, net	27,653	23,234
Derivative assets	15,821	14,535
Mortgage servicing rights	403,950	375,907
Goodwill and other intangible assets	91,962	76,586
Other assets	44,210	29,026
Total assets	$2,169,196	$2,009,390

Liabilities
Accounts payable and other liabilities	$154,584	$145,141
Performance deposits from borrowers	7,085	13,668
Derivative liabilities	6,833	4,877
Guaranty obligation, net of accumulated amortization	27,702	24,975
Allowance for risk-sharing obligations	3,304	3,904
Warehouse notes payable	1,338,220	1,214,279
Note payable	164,549	169,095
Total liabilities	$1,702,277	$1,575,939

Equity
Preferred shares, Authorized 50,000, none issued.	$—	$—
Common stock, $0.01 par value. Authorized 200,000; issued and outstanding 29,184 shares at September 30, 2015 and 31,822 shares at December 31, 2014	292	318
Additional paid-in capital	210,321	224,164
Retained earnings	251,619	208,969
Total stockholders’ equity	$462,232	$433,451
Noncontrolling interests	4,687	—
Total equity	$466,919	$433,451
Commitments and contingencies (Note 8)	—	—
Total liabilities and equity	$2,169,196	$2,009,390

Walker & Dunlop, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

(In thousands, except per share data)

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Gains from mortgage banking activities	$70,810	$63,280	$213,480	$150,107
Servicing fees	29,328	25,036	84,227	72,341
Net warehouse interest income	6,860	5,045	17,824	11,177
Escrow earnings and other interest income	1,166	1,127	3,123	3,322
Other	12,622	3,567	28,179	11,227
Total revenues	$120,786	$98,055	$346,833	$248,174

Expenses
Personnel	$49,328	$41,919	$135,366	$100,507
Amortization and depreciation	25,644	19,818	73,788	57,374
Provision for credit losses	94	1,487	576	1,595
Interest expense on corporate debt	2,484	2,592	7,433	7,786
Other operating expenses	9,790	7,745	28,176	23,577
Total expenses	$87,340	$73,561	$245,339	$190,839
Income from operations	$33,446	$24,494	$101,494	$57,335
Income tax expense	12,735	9,381	39,179	22,164
Net income before noncontrolling interests	$20,711	$15,113	$62,315	$35,171
Net income from noncontrolling interests	460	—	598	—
Walker & Dunlop net income	$20,251	$15,113	$61,717	$35,171

Basic earnings per share	$0.69	$0.48	$2.06	$1.09
Diluted earnings per share	$0.66	$0.47	$1.99	$1.08

Basic weighted average shares outstanding	29,165	31,788	29,904	32,342
Diluted weighted average shares outstanding	30,460	32,049	31,045	32,658

SUPPLEMENTAL OPERATING DATA

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
(dollars in thousands)	2015	2014	2015	2014
Loan Origination Volume:
Fannie Mae	$1,257,100	$1,171,960	$3,758,098	$2,573,745
Freddie Mac	1,334,394	1,119,034	4,430,225	2,100,818
Ginnie Mae - HUD	109,774	162,566	416,894	577,600
Brokered (1)	1,324,021	538,059	3,023,010	1,560,390
Interim Loans	30,005	82,873	144,950	229,929
CMBS (2)	56,738	49,773	155,523	49,773
Total Loan Origination Volume	$4,112,032	$3,124,265	$11,928,700	$7,092,255
Investment Sales Volume	824,730	—	1,143,765	—
Total Transaction Volume	$4,936,762	$3,124,265	$13,072,465	$7,092,255

Key Performance Metrics:
Operating margin	28%	25%	29%	23%
Return on equity	18%	15%	19%	12%
Walker & Dunlop net income	$20,251	$15,113	$61,717	$35,171
Adjusted EBITDA (3)	$31,027	$20,685	$95,291	$61,399
Diluted EPS	$0.66	$0.47	$1.99	$1.08

Key Expense Metrics (as a percentage of total revenues):
Personnel expenses	41%	43%	39%	40%
Other operating expenses	8%	8%	8%	10%

Key Origination Metrics (as a percentage of origination volume):
Origination related fees	0.90%	1.13%	0.97%	1.21%
Fair value of MSRs created, net	0.82%	0.89%	0.82%	0.91%
Fair value of MSRs created, net as a percentage of GSE and HUD origination volume (4)	1.25%	1.13%	1.13%	1.23%

	As of September 30,
Servicing Portfolio by Product:	2015	2014
Fannie Mae	$22,168,910	$19,985,005
Freddie Mac	16,159,722	11,640,900
Ginnie Mae - HUD	5,624,141	5,109,236
Brokered (1)	3,158,109	4,218,389
Interim Loans	347,348	207,193
CMBS (5)	336,331	58,473
Total Servicing Portfolio	$47,794,561	$41,219,196

Key Servicing Metric (end of period):
Weighted-average servicing fee rate	0.25%	0.24%

(1)	Brokered transactions for commercial mortgage backed securities, life insurance companies, and commercial banks.
(2)	Brokered transactions for our CMBS partnership. For the nine months ended September 30, 2015, the CMBS partnership's loan originations totaled $221.0 million.
(3)	This is a non-GAAP financial measure. For more information on adjusted EBITDA, refer to the section above titled “Non-GAAP Financial Measures.”
(4)

The fair value of the expected net cash flows associated with the servicing of the loan, net of any guaranty obligations retained, as a percentage of GSE and HUD volume. No MSRs are recorded for “brokered” transactions or interim loan portfolio originations.

(5)	All loans originated by our CMBS partnership, whether brokered by us or not, are serviced by us.

ADJUSTED FINANCIAL METRIC RECONCILIATION TO GAAP

Unaudited

	For the three months ended		For the nine months ended
	September 30,		September 30,
(in thousands)	2015	2014	2015	2014
Reconciliation of Walker & Dunlop Net Income to Adjusted EBITDA
Walker & Dunlop Net Income	$20,251	$15,113	$61,717	$35,171
Income tax expense	12,735	9,381	39,179	22,164
Interest expense	2,484	2,592	7,433	7,786
Amortization and depreciation	25,644	19,818	73,788	57,374
Provision for credit losses	94	1,487	576	1,595
Net write-offs	—	(2,111)	(808)	(4,737)
Stock compensation expense	3,635	2,239	10,897	6,514
Gains attributable to mortgage servicing rights (1)	(33,816)	(27,834)	(97,491)	(64,468)
Adjusted EBITDA	$31,027	$20,685	$95,291	$61,399

(1)	Represents the fair value of the expected net cash flows from servicing recognized at commitment, net of the expected guaranty obligation.

Key Credit Metrics

Unaudited

	As of and for the three months ended		As of and for the nine months ended
	September 30,		September 30,
(dollars in thousands)	2015	2014	2015	2014
Key Credit Metrics
Risk-sharing servicing portfolio:
Fannie Mae Full Risk	$16,299,292	$13,891,089	$16,299,292	$13,891,089
Fannie Mae Modified Risk	4,952,776	4,628,516	4,952,776	4,628,516
Freddie Mac Modified Risk	53,514	53,645	53,514	53,645
GNMA - HUD Full Risk	4,621	4,763	4,621	4,763
Total risk-sharing servicing portfolio	$21,310,203	$18,578,013	$21,310,203	$18,578,013

Non risk-sharing servicing portfolio:
Fannie Mae No Risk	$916,842	$1,465,400	$916,842	$1,465,400
Freddie Mac No Risk	16,106,208	11,587,255	16,106,208	11,587,255
GNMA - HUD No Risk	5,619,519	5,104,473	5,619,519	5,104,473
Brokered	3,158,109	4,218,389	3,158,109	4,218,389
CMBS	336,332	58,473	336,332	58,473
Total non risk-sharing servicing portfolio	$26,137,010	$22,433,990	$26,137,010	$22,433,990

Total loans serviced for others	$47,447,213	$41,012,003	$47,447,213	$41,012,003

Interim loans (full risk) servicing portfolio	347,348	207,193	347,348	207,193

Total servicing portfolio unpaid principal balance	$47,794,561	$41,219,196	$47,794,561	$41,219,196

At risk servicing portfolio (1)	$18,780,017	$16,121,551	$18,780,017	$16,121,551
Maximum exposure to at risk portfolio (2)	3,890,344	3,836,263	3,890,344	3,836,263
60+ Day delinquencies, within at risk portfolio	—	—	—	—
At risk loan balances associated with allowance for risk-sharing obligations	$16,884	$30,843	$16,884	$30,843

Allowance for risk-sharing obligations:
Beginning balance	$3,304	$4,806	$3,904	$7,363
Provision for risk-sharing obligations	—	1,176	208	1,245
Net write-offs	—	(2,111)	(808)	(4,737)
Ending balance	$3,304	$3,871	$3,304	$3,871

60+ Day delinquencies as a percentage of the at risk portfolio	0.00%	0.00%	0.00%	0.00%
Allowance for risk-sharing as a percentage of the at risk portfolio	0.02%	0.02%	0.02%	0.02%
Net write-offs as a percentage of the at risk portfolio	0.00%	0.01%	0.00%	0.03%
Allowance for risk-sharing as a percentage of the specifically identified at risk balances	19.57%	12.55%	19.57%	12.55%
Allowance for risk-sharing as a percentage of maximum exposure	0.08%	0.10%	0.08%	0.10%
Allowance for risk-sharing and guaranty obligation as a percentage of maximum exposure	0.80%	0.72%	0.80%	0.72%

(1)

At risk servicing portfolio is defined as the balance of Fannie Mae DUS loans subject to the risk-sharing formula described below, as well as an immaterial balance of Freddie Mac and GNMA-HUD loans on which we share in the risk of loss. Use of the at-risk portfolio provides for comparability of the full risk-sharing and modified risk-sharing loans because the provision and allowance for risk-sharing obligations are based on the at risk balances of the associated loans. Accordingly, we have presented the key statistics as a percentage of the at risk portfolio.

For example, a $15 million loan with 50% DUS risk-sharing has the same potential risk exposure as a $7.5 million loan with full DUS risk-sharing. Accordingly, if the $15 million loan with 50% DUS risk-sharing was to default, the Company would view the overall loss as a percentage of the at risk balance, or $7.5 million, to ensure comparability between all risk-sharing obligations. To date, substantially all of the risk-sharing obligations that we have settled have been from full risk-sharing loans.

(2)

Represents the maximum loss we would incur under our risk-sharing obligations if all of the loans we service, for which we retain some risk of loss, were to default and all of the collateral underlying these loans was determined to be without value at the time of settlement. The maximum exposure is not representative of the actual loss we would incur.